Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

William B. Shepro
Chief Executive Officer
T: +352 2469 7901
E: william.shepro@altisource.lu

ALTISOURCE ANNOUNCES RESIGNATION OF CFO

ROBERT D. STILES, APPOINTMENT OF

MICHELLE D. ESTERMAN

Luxembourg, Luxembourg, 23 February 2012

Altisource™ (NASDAQ: ASPS) announces that Robert D. Stiles, the Company’s Chief Financial Officer, has resigned from the Company effective March 1, 2012. The Company also announces the appointment of Michelle D. Esterman as its new Chief Financial Officer effective March 12, 2012. Prior to her appointment, Ms. Esterman, 39, had been with Deloitte & Touche, LLP since 1996, most recently as Senior Manager, Audit & Enterprise Risk Services. In her more than 15 years with Deloitte, Ms. Esterman gained extensive experience in transaction support (acquisitions, divestitures, restructuring and capital markets), complex accounting, SEC reporting, GAAP, Sarbanes Oxley compliance, audit efficiency and risk management. Ms. Esterman is a licensed Certified Public Accountant and holds a Bachelor of Business Administration (accounting concentration) and a Master of Accountancy (tax concentration) from the University of North Florida.

“We thank Mr. Stiles for his service and welcome Ms. Esterman as our new Chief Financial Officer. We are pleased to hire such a qualified and talented professional,” said Mr. William B. Shepro, Chief Executive Officer.

About Altisource

Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high-value, technology-enabled, knowledge-based solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.